Exhibit 23.3

Consent of Stax Inc.

November 8, 2021

First Advantage Corporation

1 Concourse Pkwy NE, Suite 200

Atlanta, GA 30328

Ladies and Gentlemen:

Stax Inc. hereby consents to references to its name in the registration statement on Form S-1 (the “Registration Statement”) in relation to the public offering of shares of common stock of First Advantage Corporation (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 10-K or Form 8-K or other SEC filings (collectively, the “SEC Filings”).

Stax Inc. hereby further consents to inclusion of, summary of and reference to (i) any data contained in the reports and materials it provides to the Company and (ii) any other information, data and statements prepared by Stax Inc., whether or not publicly available, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

Stax Inc. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of
Stax Inc.

/s/ Palash Misra
Name:	Palash Misra
Title:	Director